Pricing Supplement dated May 14, 2000                            Rule #424(b)(3)
(To Prospectus dated April 6, 2000)                           File No. 333-33136

                                 [Advanta Logo]

                          For use only by residents of:
            CA, CO, CT, DE, FL, GA, KS, MA, MD, MN, NJ, NY, OR and PA

                            ADVANTA INVESTMENT NOTES

                         PRINCIPAL AMOUNT                     PRINCIPAL AMOUNT
                         $5,000 - $49,999                       $50,000 PLUS
                                           Annual                               Annual
                                         Percentage                           Percentage
  Term              Interest Rate          Yield*         Interest Rate         Yield*
  ----              -------------          ------         -------------         ------
91 days                 7.70%               8.00%             7.70%             8.00%
6 month                 9.26%               9.70%             9.49%             9.95%
12 month                9.85%              10.35%             10.08%            10.60%
18 month                10.03%             10.55%             10.26%            10.80%
24 month                10.21%             10.75%             10.44%            11.00%
30 month                10.26%             10.80%             10.48%            11.05%
48 month                10.35%             10.90%             10.57%            11.15%
60 month                10.44%             11.00%             10.66%            11.25%


                    REDIRESERVE VARIABLE RATE CERTIFICATES**

                                                                      Annual
                                                                    Percentage
                            Tier               Interest Rate          Yield*
                            ----               -------------          ------
                       $100 to $4,999              5.25%              5.39%
                     $5,000 to $24,999             8.00%              8.33%
                     $25,000 to $49,999            8.25%              8.60%
                        $50,000 plus               8.50%              8.87%

                            Minimum Investment $5,000

AN OFFER CAN ONLY BE MADE BY THE PROSPECTUS DATED APRIL 6, 2000, IN CONJUNCTION WITH THIS PRICING SUPPLEMENT. SEE "RISK FACTORS" BEGINNING AT PAGE 7 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES AND REDIRESERVE CERTIFICATES. THE NOTES AND REDIRESERVE CERTIFICATES REPRESENT OBLIGATIONS OF ADVANTA CORP. AND ARE NOT INSURED OR GUARANTEED BY THE FDIC OR ANY GOVERNMENTAL OR PRIVATE ENTITY.

* The Annual Percentage Yield assumes all interest reinvested daily at the stated rate.


** The interest rate we pay on any particular RediReserve Certificate depends on the tier into which the holder's end-of-the-day balance falls. We will not pay interest on a RediReserve Certificate for any day on which the end-of-the-day balance is less than $100. Interest rates and annual percentage yields for each tier may change from week to week and will apply to outstanding RediReserve Certificates. We currently set the interest rates each Sunday and they are effective through Saturday. Interest rates for each one week period, currently commencing on Sunday, will be at least equal to the rate on the thirteen week U.S. Treasury Bill auctioned on the immediately preceding Monday less one percent (1%).

                            FOR MORE INFORMATION CALL
                                 1-800-223-7074